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                                                                       EXHIBIT 5


                    [Letterhead of Appleby Spurling & Kempe]


                                                                   17 April 2001

Loral Space & Communications Ltd.
600 Third Avenue
New York, New York  10016
USA

Ladies and Gentlemen:

     Form S-8 Registration Statement
     -------------------------------

We have acted as Bermuda counsel to Loral Space & Communications Ltd., a Bermuda company (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the United States Securities and Exchange Commission on or about April 2001 in connection with the registration under the Securities Act of 1933, as amended, by the Company of 27,000,000 common shares of par value $0.01 (the "Common Shares") each to be issued in accordance with the terms of the Loral Space & Communications Ltd. 2000 Stock Option Plan (the "Plan"). We have been requested to issue this opinion in relation to the Plan.

For the purposes of this opinion we have examined and relied upon the documents listed (which in some cases, are also defined in the Schedule to this opinion (the "Documents")). Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Plan.

Assumptions
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In stating our opinion we have assumed:-

(a) the authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, notarised or photostatic copies;

(b)  the genuineness of all signatures on the documents we have reviewed;

(c) that any that any representation, warranty or statement of fact or law, other than the laws of Bermuda made in any of the Documents are true, accurate and complete;

(d) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under the Plan is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(e) that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the



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     purposes of this opinion and such information has not since the date of the
     Company Search been materially altered;

(f) that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(g) that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Executive Committee of the Board of Directors of the Company in meeting which was duly convened and at which a duly constituted quorum was present and voting throughout;

(h) that at the time that the Resolutions were passed the Executive Committee had been duly appointed and authorised in accordance with the Constitutional Documents of the Company and that the Resolutions have been duly passed in accordance with the authority granted to the Executive Committee by the Board of Directors of the Company;

(i) that each member of the Executive Committee of the Board of Directors of the Company, when the Executive Committee of the Board of Directors of the Company passed the Resolutions, discharged his fiduciary duty owed to the Company and acted honestly and in good faith with a view to the best interests of the Company; and

(j) that when the Common Shares are issued under the Plan, the issue price (in whatever form) will not be less than the par value of the Common Shares and the Company will have sufficient authorised but unissued share capital to effect the issue and will hold the necessary consent from the Bermuda Monetary Authority for such share issue.

Opinion
-------

Based upon and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:-

(1) The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company is in good standing under the laws of Bermuda.

(2) All necessary corporate action required to be taken pursuant to Bermuda law by the Company has been taken in order to approve the Plan and to authorize the issue of the Common Shares pursuant to the Plan, and when issued and paid for in accordance with the terms of the Plan and the Resolutions, the Common Shares will be fully paid and not subject to any further calls.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Reservations
------------

We have the following reservations:-



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(a)  We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b) In paragraph (1) above, the term "good standing" means that the Company has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Registrar of Companies and thereby cease to exist under the laws of Bermuda.

Disclosure
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This opinion is addressed to you in connection with the issue of the shares in accordance with the terms of the Plan. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law.

Yours faithfully

/s/ Appleby Spurling & Kempe



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                                    SCHEDULE

(i)    A copy of the Registration Statement;

(ii)   A copy of the Plan;

(iii) The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search on 17 April 2001 (the "Company Search");

(iv) The entries and filings shown in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search on 17 April 2001 in respect of the Company (the "Litigation Search");

(v) A copy of the Certificate of Avi Katz, Vice President and Secretary of the Company, dated 13 April 2001 as to the resolutions of the Executive Committee of the Board of Directors of the Company passed on 29 November 2000 and 14 February 2001 (the "Resolutions");

(vi) Copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws of the Company.